Exhibit 99.1

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West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	Carol Padon
Omaha, NE 68154	Investor Relations
(402) 963-1500

West Corporation Announces Third Quarter Results and Acquisition of ConferenceCall.com

Company Adds Market Leading Internet Conferencing Solutions Firm

(Omaha, NE—October 21, 2003)—West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today announced results for the third quarter ended September 30, 2003 and the acquisition of ConferenceCall.com.

Financial Summary (unaudited)

(In thousands, except per share amounts and percentages)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2002	Percent Change	2003	2002	Percent Change
Revenue	$263,551	$199,354	32.2%	$717,296	$604,978	18.6%
Operating Income	40,438	20,931	93.2%	105,835	86,917	21.8%
Net Income	24,368	13,607	79.1%	65,325	56,484	15.7%
Earnings per share (basic)	0.37	0.21		0.98	0.86
Earnings per share (diluted)	0.35	0.20		0.95	0.83

“We are pleased with this quarter’s results and the progress made with the integration of InterCall,” stated Thomas B. Barker, President and Chief Executive

Officer. “Although our Communication Services segment continues to be impacted by a difficult operating environment, it still produced solid numbers this quarter.”

Third Quarter Operating Results

For the quarter ended September 30, 2003, consolidated revenues increased 32.2% to $263.6 million compared to $199.4 million in the third quarter 2002. The first full quarter of results for the Conferencing segment produced $61.5 million of revenue in the third quarter 2003. Consolidated operating income for the third quarter was $40.4 million, an increase of 93.2% compared to $20.9 million in the same period last year. Consolidated operating income included $12.7 million from the Conferencing segment in 2003. Consolidated net income for the quarter stood at $24.4 million versus $13.6 million in third quarter 2002, an increase of 79.1%. Diluted earnings per share for the third quarter 2003 was 35 cents, versus 20 cents during the same period in 2002.

Nine-Month Operating Results

For the nine-months ended September 30, 2003, consolidated revenues were $717.3 million, an increase of 18.6% compared to $605.0 million for the same period in 2002. Consolidated operating income increased by 21.8% to $105.8 million in the first nine months of 2003 compared to $86.9 million last year. Consolidated net income was $65.3 million, an increase of 15.6% from $56.5 million in the nine-month 2002 period.

“The company generated $147.9 million in cash flow from operating activities during the nine months ended September 30, 2003,” noted Paul Mendlik, Chief Financial Officer of West Corporation. “We expect strong cash flow to continue going forward.”

Margins

Consolidated operating margins for the third quarter 2003 were 15.3%, compared to 10.5% in the same period last year. For the nine-months ended September 30, 2003, consolidated operating margins were 14.8%, compared to 14.4% in the same period last year. The margin improvement for the nine months ended September 30, 2003, is the result of continued improvements in the Communications Services segment and the addition of the Conferencing segment.

In the third quarter of 2003, SG&A as a percent of revenues rose to 41.9% compared to 40.3% last year. For the first nine months of 2003, SG&A as a percent of revenues increased to 40.3% from 37.2% in the comparable period last year. The increase can be attributed to the acquisition of InterCall, Inc. due to its different operating structure, and the mix of overall business completed during the quarter.

Balance Sheet

On September 30, 2003, the company reported a solid current ratio of 1.54 to 1 and cash and short-term investments totaling $40.6 million. The company’s total debt was reduced to $198 million at September 30, 2003, due to the payment of $55.7 million of long-term obligations during the quarter.

Acquisition Details

West has agreed to acquire ConferenceCall.com for approximately $38.5 million net of cash. The acquisition will be funded with cash and the company’s existing bank credit facility. Based in Dallas, Texas, ConferenceCall.com is a provider of conferencing solutions to companies of all sizes through the Internet. The acquisition is expected to close on November 1, 2003.

The firm brings proprietary conferencing related URL’s, a strong Internet marketing presence and sophisticated marketing tools to West. ConferenceCall.com will be integrated into InterCall, but will maintain its brand and market presence. West will leverage its infrastructure, technology and operating expertise to improve the operating efficiency of ConferenceCall.com.

In 2003, ConferenceCall.com is expected to produce annual revenue of approximately $18.0 million and normalized operating income of approximately $8.0 million, delivering an operating margin of approximately 44%. Given the cyclical nature of the conferencing sector and the approaching holiday season, the acquisition is not expected to contribute to West’s overall net income during the remaining two months of the year, but is expected to be accretive in 2004.

Conference Call

The company will hold a conference call to discuss earnings on October 22nd at 10:00 AM Central Time. Investors may access the call by visiting the Investor Relations section of the West Corporation website at www.west.com and clicking on the Live Webcast icon. If you are unable to participate during the live webcast, a replay of the call will also be available on the website.

About West Corporation

West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies. The company helps its clients communicate effectively, maximize the value of their customer relationships and drive greater revenue from each transaction. West’s integrated suite of customized solutions includes customer acquisition, customer care and retention services, interactive voice response services, and conferencing and accounts receivable management services.

Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 23,000 employees based in North America, Europe and Asia.

For more information, please visit www.west.com.

Statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties. Such risks and uncertainties include, but are not limited to: our expected margins, the expected closing date of our announced acquisition of ConferenceCall.com, the expected financial results of ConferenceCall.com and its contribution to our operating results, expected changes in the efficiency and profitability of ConferenceCall.com, planned expansion of operating facilities; labor market conditions; mergers, acquisitions, or joint ventures, including their execution and integration; customer concentrations; technological innovation; and general economic conditions. Actual results could differ materially from those anticipated in these forward-looking statements. Further information regarding the factors that could cause actual results to differ from expected or projected results can be found in documents filed by the Company with the United States Securities and Exchange Commission (the “SEC”).

WEST CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited, in thousands except per share and selected operating data)

	Three Months Ended September 30,		% Change	Nine Months Ended Sept 30,		% Change
	2003	2002		2003	2002
Revenue	$263,551	$199,354	32.2%	$717,296	$604,978	18.6%
Cost of services	112,804	98,103	15.0%	322,290	293,210	9.9%
Selling, general and administrative expenses	110,309	80,320	37.3%	289,171	224,851	28.6%

Operating income	40,438	20,931	93.2%	105,835	86,917	21.8%
Other income (expense), net	(1,409)	406	-447.0%	(1,615)	1,548	-204.3%

Income before tax	39,029	21,337	82.9%	104,220	88,465	17.8%
Income tax expense	14,661	7,682	90.8%	38,730	31,778	21.9%
Minority Interest	—	48		165	203	-18.7%

Net income	$24,368	$13,607	79.1%	$65,325	$56,484	15.7%

Earnings per share:
Basic	$0.37	$0.21		$0.98	$0.86
Diluted	$0.35	$0.20		$0.95	$0.83
Weighted average common shares outstanding:
Basic	66,617	65,725		66,411	65,685
Diluted	69,026	67,561		68,521	68,313

SELECTED OPERATING DATA:
Revenue:
Communication Services*	$202,072	$199,354		$621,979	$604,978
Conferencing Services	61,479	—		95,317	—

Total	$263,551	$199,354		$717,296	$604,978

Operating Income:
Communication Services*	$27,708	$20,931		$85,747	$86,917
Conferencing Services	12,730	—		20,088	—

Total	$40,438	$20,931		$105,835	$86,917

Operating Margin:
Communication Services*	13.7%	10.5%		13.8%	14.4%
Conferencing Services	20.7%	—		21.1%	—

Total	15.3%	10.5%		14.8%	14.4%

Number of Communication Services workstations (end of period)	14,103	13,827		14,103	13,827
Number of Communication Services ports (end of period)	144,719	143,600		144,719	143,600

	Condensed Balance Sheet		% Change
	September 30, 2003	December 31, 2002
Current assets:
Cash and short-term investments	$40,568	$137,927	-70.6%
Trade accounts receivable, net	147,485	121,868	21.0%
Other current assets	24,611	29,790	-17.4%

Total current assets	212,664	289,585	-26.6%
Property and equipment, net	242,817	213,641	13.7%
Goodwill	418,727	114,146	266.8%
Other assets	107,318	53,450	100.8%

Total assets	$981,526	$670,822	46.3%

Current liabilities	$138,201	$66,322	108.4%
Long Term Obligations	156,750	17,155	813.7%
Other liabilities & minority interest	54,652	37,753	44.8%
Stockholders’ equity	631,923	549,592	15.0%

Total liabilities and stockholders’ equity	$981,526	$670,822	46.3%